Exhibit 5.5

[BLANK ROME LLP LETTERHEAD]

Phone:	215-569-5500

Fax:	215-569-5555

Email:	www.blankrome.com

October 22, 2010

Graham Packaging Company, L.P.

GPC Capital Corp. I

2401 Pleasant Valley Road

York, PA 17402

Ladies and Gentlemen:

We have acted as California counsel to Graham Packaging PX, LLC, a California limited liability company (“Graham Packaging”) and Graham Packaging PX Company, a California general partnership (“Graham Packaging GP” and together with Graham Packaging, the “California Guarantors”) in connection with (i) the issuance by the California Guarantors of guarantees (the “2017 Notes Guarantees”) relating to the issuance by Graham Packaging Company, L.P. and GPC Capital Corp. I (collectively, the “Company Issuers”) of $253,378,000 aggregate principal amount of the Company Issuers’ 8 1/4% Senior Notes due 2017 (the “2017 Exchange Notes”) in exchange for all of their outstanding unregistered 8 1/4% Senior Notes due 2017; and (ii) the issuance by the California Guarantors of guarantees (the “2018 Notes Guarantees” and together with the 2017 Notes Guarantees, the “Guarantees”) relating to the issuance by the Company Issuers of $250,000,000 aggregate principal amount of the Company Issuers’ 8 1/4% Senior Notes due 2018 (the “2018 Exchange Notes and together with the 2017 Exchange Notes, the “Exchange Notes”) in exchange for all of their outstanding unregistered 8 1/4% Senior Notes due 2018. The 2017 Exchange Notes will be issued under an indenture dated as of November 24, 2009, as amended and supplemented by that certain Supplemental Indenture dated as of the date hereof (the “2017 Indenture”), among the Company Issuers, the California Guarantors, certain other guarantors and The Bank of New York Mellon , as trustee (the “Trustee”). The 2018 Exchange Notes will be issued under an indenture dated as of September 23, 2010 (the “2018 Indenture” and together with the 2017 Indenture, the “Indentures”), among the Company Issuers, certain other guarantors, and the Trustee.

In rendering the opinions herein, we have examined only (i) copies, as executed or issued, as the case may be (received by facsimile), of (A) the Registration Statement on Form S-4 relating to the issuance of the Exchange Notes (the “Registration Statement”); (B) the Indentures; and (C) the Guarantees whose terms are set forth in the Indentures (the Indentures and Guarantees are

Graham Packaging Company, L.P.

GPC Capital Corp. I

October 22, 2010

collectively referred to herein as the “Notes Agreements”); and (ii) the originals or photostatic or certified copies of (A) the organizational and governance documents of the California Guarantors listed on Exhibit A attached hereto, (B) the certificate of governmental officials listed on Exhibit B (the “Certificate of Status”), and (C) the certificates of Michael L. Korniczky, as Secretary of Graham Packaging, on behalf of each of the California Guarantors referenced on Exhibit C (the “Officer’s Certificates”).

We have assumed and relied upon, as to matters of fact and mixed questions of law and fact, the truth, accuracy and completeness of all factual matters set forth in the certificates, the Officer’s Certificates and the representations and warranties of all parties made pursuant to or in connection with the Notes Agreements, or any thereof. We also have assumed the authenticity of the Certificate of Status and the organizational documents referenced on Exhibit A, and we have also assumed that the information contained in such certificates and documents is current through the date hereof notwithstanding any earlier “through” date contained therein. With your permission, our opinion in paragraph 1 as to the valid existence and good standing of Graham Packaging under California law is based solely on the Certificate of Status, and is limited to the meaning ascribed to such certificate by the State of California, and our opinion in paragraph 1 as to the valid existence of Graham Packaging GP under California law is based solely on the Officer’s Certificates and is limited to the date of such certificate. Our opinions in paragraphs 4(ii) and 5 are based solely on a review of those state-level California statutes and regulations which, in our experience, are normally applicable to notes offerings, generally.

As California counsel to the California Guarantors for purposes of the execution and delivery (or issuance, as the case may be) of the Notes Agreements, our services are limited to specific matters referred to us by them. Consequently, we do not have knowledge of many transactions in which any of the California Guarantors has engaged or their day-to-day operations and activities.

Whenever our opinions in this letter, with respect to the existence or absence of facts, are based on our knowledge, it is intended to signify that during the course of our representation of the California Guarantors in connection with the Notes Agreements, including our review of the documents as described in this letter above, no information has come to the attention of those attorneys in this law firm who have actively participated in the preparation of this letter that has given them actual knowledge of the existence of any facts to the contrary. However, except for the document review specifically set forth in this letter above, we have not undertaken any independent investigation to determine the existence or absence of any facts material to our opinions herein, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of any of the California Guarantors. In addition, except as specifically described in this letter, we have not made an independent search of the books and records of any entity, or the public records of any jurisdiction. Our opinion in paragraph 5 relates only to consents, approvals and filings that, in our experience, are generally applicable to transactions of the kind contemplated by the Notes Agreements.

Our opinions in the numbered paragraphs below are qualified in all respects by the scope of our document examination described above.

Graham Packaging Company, L.P.

GPC Capital Corp. I

October 22, 2010

In connection with this opinion letter, we have, with your consent, and without any independent investigation, assumed that:

(a) Each of the Notes Agreements has been duly executed and delivered (or issued, as the case may be) by all parties thereto other than the California Guarantors who are party thereto. The execution, delivery (or issuance, as the case may be) and performance of the Notes Agreements by all parties thereto other than the California Guarantors who are party thereto have been duly authorized by all requisite action, and each Notes Agreement is a valid and binding obligation of each party thereto (including each California Guarantor that is a party thereto), and is enforceable against each such party in accordance with its terms.

(b) The execution, delivery (or issuance, as the case may be) and performance of the Notes Agreements by each party thereto and the consummation by such party of the transactions contemplated thereby do not and will not conflict with or violate and will not cause or result in a violation or breach of: (i) the charter documents of such party, (ii) any law, statute, regulation or rule of any kind by which such party is bound or to which it is subject, (iii) any injunction, judgment, order, decree, ruling, charge or other restriction of a governmental agency (a “Governmental Authority”) by which such party is bound or to which it is subject, or (iv) any contracts, instruments, agreements, injunctions, orders or decrees by which such party is bound or to which it is subject; provided, however, that we have not assumed the matters set forth in our opinion in paragraph 4 below with respect to either California Guarantor.

(c) All factual matters contained in the Notes Agreements are true and correct and are not inconsistent with the opinions set forth in this letter.

(d) All signatures on all documents submitted to us for examination are genuine.

(e) All documents submitted to us as originals are authentic and all documents submitted to us as copies (certified or photocopies) conform to the original.

(f) All public records reviewed by us are accurate and complete.

(g) All natural persons who are parties to any of the Notes Agreements have the legal capacity to execute, deliver and perform same.

(h) Each party to the Notes Agreements is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except that we have not assumed the matters set forth in our opinion in paragraph 1 below with respect to either California Guarantor).

(i) The Company Issuers are engaged solely in the businesses described in the Registration Statement and the California Guarantors are engaged solely in the businesses permitted by their respective operating agreement or partnership agreement, as the case may be.

Graham Packaging Company, L.P.

GPC Capital Corp. I

October 22, 2010

(j) The Notes Agreements have been duly executed, authenticated, issued and delivered and constitute the valid and binding obligation of the Company Issuers enforceable against them in accordance with their terms.

The opinions herein are limited to the internal laws of the State of California and to those California rules and regulations that in our experience are normally applicable to transactions of the kind contemplated by the Notes Agreements. We have made no investigation of the laws of any other jurisdiction (including the laws of the United States) and express no opinion as to the laws of any such other jurisdiction within or outside the United States. In rendering the opinions in this letter, we have assumed compliance with all such other laws.

Based solely upon and subject to the qualifications, assumptions, exceptions and limitations heretofore and hereafter set forth, it is our opinion that:

1. Graham Packaging is a limited liability company, validly existing and in good standing under the laws of the State of California. Graham Packaging GP is a general partnership validly existing under the laws of the State of California.

2. Each California Guarantor has the requisite limited liability company or partnership (as applicable) power and authority to enter into, execute and deliver (or issue as the case may be) each of the Notes Agreements.

3. Each California Guarantor’s execution and delivery (or issuance as the case may be) of the Notes Agreements have been duly authorized by all necessary limited liability company or partnership action (as applicable) on the part of such California Guarantor, and the Notes Agreements have been duly executed and delivered (or issued as the case may be) by such California Guarantor.

4. Except as disclosed in the Notes Agreements or any of the schedules or exhibits thereto, the execution and delivery (or issuance as the case may be) by the California Guarantors of the Notes Agreements do not (i) violate any California Guarantor’s limited liability company agreement or partnership agreement (as applicable) or, if applicable, Articles of Organization; or (ii) violate any statute or regulation of the State of California applicable to such California Guarantor.

5. Except as disclosed in the Notes Agreements or any of the schedules or exhibits thereto, to our knowledge, the execution and delivery (or issuance as the case may be) by each California Guarantor of the Notes Agreements do not require on or prior to the date hereof the approval, authorization, order, registration, qualification or consent of, or filing with, any California state-level Governmental Authority.

Anything in this letter to the contrary notwithstanding, we express no opinion whatsoever regarding the following:

(i) the validity, binding nature or enforceability of any of the Notes Agreements or any of their respective provisions;

Graham Packaging Company, L.P.

GPC Capital Corp. I

October 22, 2010

(ii) the effect of insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights and remedies generally;

(iii) the effect of any “doing business” statutes in any state on the validity or enforceability of obligations owing, or security interests granted, to the Trustee;

(iv) the existence, condition or state of title of, or rights in, any property purported to be owned or held by either of the California Guarantors;

(v) the truth, accuracy or completeness of any representation or warranty made by either California Guarantor in any Notes Agreement or any other agreement, document or instrument reviewed by us in connection with this letter or the ability of either California Guarantor to perform any covenant or undertaking in any of the Notes Agreements to which it is a party;

(vi) the compliance of either California Guarantor, its real estate, personal property or business operations or the transactions contemplated by the Notes Agreements with environmental laws or zoning, subdivision, land use, building or any other local laws, codes, regulations, ordinances or similar requirements; or

(vii) the compliance of either California Guarantor or the transactions contemplated by the Notes Agreements with: (a) any law or administrative decision of any county, town, municipality or other political subdivision of the State of California below the state level; (b) any law, regulation or administrative decision concerning taxation, labor, employee benefits, health and safety, health care, patents, trademarks or copyrights; or (c) any law or regulation concerning securities, blue sky, antitrust or unfair competition.

The opinions expressed herein have been issued to you solely in connection with the issuance of the Notes Agreements and related guarantees and may not be utilized or relied upon for any other purpose. The opinions expressed herein are strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guarantee and should not be construed or relied on as such.

We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder. We hereby authorize Simpson Thacher & Bartlett LLP to rely on this Opinion in rendering its opinion to you dated the date hereof and filed as Exhibit 5.1 to the Registration Statement.

The opinions expressed herein are issued as of the date of this letter, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may occur hereafter.

Very truly yours,

/s/ Blank Rome LLP

Exhibit A

Organizational Documents

1.	Articles of Incorporation of Graham Packaging PX, LLC (f/k/a Plaxicon, LLC and Plaxicon, Inc.) filed September 11, 1989, the Certificate of Amendment of Articles of Incorporation filed September 25, 1992, and the Limited Liability Company Articles of Organization – Conversion, filed December 31, 2006, each certified by the Secretary of State of the State of California as of September 14, 2007.

2.	Limited Liability Company Certificate of Amendment of Plaxicon, LLC changing its name to Graham Packaging PX, LLC filed with the Secretary of State of the State of California September 24, 2010.

3.	Single Member Operating Agreement of Graham Packaging PX, LLC dated as of December 29, 2006 certified as full, true and correct on September 23, 2010 by Michael L. Korniczky, Secretary of Graham Packaging PX, LLC.

4.	Partnership Agreement of Graham Packaging GP dated as of May 18, 1981, as amended by the First Amendment to Partnership Agreement dated June 30, 198, the Second Amendment to Partnership Agreement dated August 16, 1988 and the Third Amendment to Partnership Agreement dated October 23, 1989) each certified as full, true and correct on September 23, 2010 by Michael L. Korniczky, Secretary of Graham Packaging GP.

5.	The Action Taken by Written Consent of the Sole Member of Graham Packaging PX, LLC, certified as full, true and correct, and in full force and effect by on September 23, 2010 by Michael L. Korniczky, Secretary of Graham Packaging PX, LLC.

6.	Action Taken by Written Consent of the Partners of Graham Packaging GP, certified as full, true and correct, and in full force and effect by on September 23, 2010 by Michael L. Korniczky, Secretary of Graham Packaging GP.

Exhibit B

Certificate Of Status

1.	The Subsistence Certificate of Graham Packaging PX, LLC (f/k/a Plaxicon, LLC) issued by the Secretary of the State of California on October 22, 2010.

Exhibit C

Officer’s Certificates

1.	The Secretary’s Certificate dated September 23, 2010 signed by the Secretary of Graham Packaging PX, LLC, attaching and certifying as to, among other things, the documents described on Exhibit A above.

2.	Officer’s Certificate of Michael L. Korniczky, Secretary of Graham Packaging PX, LLC dated October 22, 2010.